EXHIBIT 99.1

The Board of Directors
Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

Members of the Board:

Legg Mason Wood Walker, Incorporated (“Legg Mason”) hereby consents to the inclusion of the opinion letter of Legg Mason to the Board of Directors of Equity One, Inc. (“Equity One”) as Annex C to, and to the reference thereto under the captions “SUMMARY – Opinion of Equity One’s Financial Advisors” and “PROPOSAL II – APPROVAL OF THE ISSUANCE OF EQUITY ONE COMMON STOCK IN THE PRIVATE PLACEMENT – Opinion of the Equity One Special Committee’s Financial Advisor” in, the Joint Proxy Statement/Prospectus of Equity One and IRT Property Company (“IRT”) relating to the proposed merger transaction involving Equity One and IRT. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Legg Mason Wood Walker, Incorporated
LEGG MASON WOOD WALKER, INCORPORATED

Baltimore, Maryland December 9, 2002